Exhibit 10.1

Execution Version

Forbearance Agreement

This Forbearance Agreement (this “Agreement”), dated as of March 31, 2026 (the “Effective Date”), is entered into by and among Arena Special Opportunities (Offshore) Master II, LP (“ASOOM”) and Arena Special Opportunities Partners III, LP (“ASOP,” and together with ASOOM, collectively, the “Purchasers”), and Reborn Coffee, Inc. (the “Company”). The Purchasers and the Company may be individually referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”.

WITNESSETH:

WHEREAS, on February 6, 2025, the Parties entered into that certain Securities Purchase Agreement (as amended, restated or supplemented from time to time, the “Purchase Agreement”) and the Company issued 10% Original Issue Discount Secured Convertible Debentures to each of the Purchasers pursuant to the Purchase Agreement, on February 10, 2025, February 26, 2025, March 28, 2025 and July 31, 2025 (as amended, restated or supplemented from time to time, the “Debentures”);

WHEREAS, on October 20, 2025, the Company entered into a Securities Subscription Agreement (the “October Agreement”) with Charles Joeng (“Jeong”), pursuant to which the Company agreed to issue 1,192,661 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) to Jeong for an aggregate purchase price of $6,500,000 funded in multiple tranches;

WHEREAS, Section 6(a) of the Debentures provides that, at any time prior to the full repayment or full conversion of all amounts owed under the Debentures, the Company receives cash proceeds from the issuance of equity, the Company shall inform the Purchasers, whereupon the Purchasers shall have the right to require that the Company immediately apply up to thirty percent (30%) of the gross cash proceeds received from the applicable financing transaction to redeem a portion of the outstanding principal amount of the Debentures;

WHEREAS, on February 19, 2026, the Purchasers sent a letter to the Company requesting that the Company pay to the Purchasers thirty percent (30%) of the gross cash proceeds received from the October Agreement, which the Purchaser and the Company have since been in mutual discussion regarding the timing and manner of such payment to the Purchasers which has caused a delay in payment to the Purchasers (the “Specified Delay”); and

WHEREAS, the Company has requested that the Purchasers forbear from any exercise of their rights and remedies under the Purchase Agreement, the Debentures and applicable law in connection with the Specified Delay and to waive any defaults or Events of Default which may exist and may be ongoing as of the date hereof, and the Purchasers have agreed to so forbear and waive provided and on condition that the Company complies with the terms and conditions set forth in this Agreement.

NOW, THEREOF, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitations set forth in the preamble of this Agreement are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Debentures, except as otherwise specifically set forth herein.

3. Forbearance and Waiver. Provided that the Company complies with the terms and conditions of this Agreement, the Purchasers hereby waive any defaults or Events of Default which may exist and may be ongoing as of the date hereof, shall not claim that an Event of Default has occurred in connection with the Specified Delay, and shall forbear from exercising and enforcing its rights and remedies under this Agreement, the Purchase Agreement, the Debentures and otherwise at law and/or equity in connection with the Specified Delay, in each case until the date on which any Forbearance Termination Event (as defined below) occurs. The Purchasers’ agreement to waive any defaults or Events of Default which may exist and may be ongoing as of the date hereof, not to claim the occurrence of an Event of Default, and to forbear shall cease immediately, without further notice or demand, or any grace period whatsoever, upon or at any time after occurrence of a Forbearance Termination Event, whereupon the Purchasers shall be under no further obligation so to forbear and may thereupon exercise and enforce, at any time, all of the Purchasers’ rights and remedies under this Agreement, the Purchase Agreement, the Debentures and otherwise at law and/or equity. “Forbearance Termination Event” means the occurrence of any of the following: (a) a default by the Company in the performance and/or observance of any obligation or covenant set forth in this Agreement; or (b) the Company: (i) becomes insolvent; (ii) commences any case, proceeding, or other action under any applicable law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or (E) makes a general assignment for the benefit of its creditors; or (iii) has commenced against it in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in subsection (ii) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed, or unbonded for ninety days. The Parties recognize and acknowledge that by entering into this Agreement, subject to the forbearance set forth in this Section 3 and the Company’ s performance of its obligations hereunder, no Purchaser is waiving any rights or remedies it may have under the Debentures, the Purchase Agreement or any of the Transaction Documents as it relates to any defaults or Events of Default arising thereunder after the date hereof.

4. Other Agreements of the Parties.

(a) Payments to the Purchasers.

(i) On or before April 6, 2026, the Company shall pay to the Purchasers the sum of One Million Fifty-Nine Thousand Five Hundred Twenty-Two and 00/100 Dollars ($1,059,522.00), by wire transfer of immediately available funds to the bank account referenced in Exhibit A attached hereto.

(ii) On or before April 20, 2026, the Company shall pay to the Purchasers the sum of Four Hundred Thousand and 00/100 Dollars ($400,000.00), by wire transfer of immediately available funds to the bank account referenced in Exhibit A attached hereto, subject to the prior prepayment of the Debentures in accordance with their terms or the prior conversion of the Debentures in accordance with their terms.

(iii) On the sixth (6th) day of each calendar month beginning in May 2026 the Company has paid off the Debentures in accordance with their terms or the Debentures have been fully converted in accordance with their terms, the Company shall pay to the Purchasers the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), by wire transfer of immediately available funds to the bank account referenced in Exhibit A attached hereto.

(iv) Payments to the Purchasers pursuant to Section 4(a) of this Agreement shall be apportioned ratably among the Purchasers (according to the unpaid principal balance of the Debentures to which such payments relate held by each Purchaser). In addition, payments pursuant to Section 4(a) of this Agreement shall be applied (i) first, to pay interest due and payable in respect of the Debentures until paid in full, (ii) second, to pay principal of the Debentures until paid in full; (iii) third, to pay any other obligations then due in respect of the Debentures or any other Transaction Documents; and (iv) lastly, to the Company or such other Person entitled thereto under applicable law.

(v) For the avoidance of doubt, nothing in this Agreement shall preclude the Company from its right to make payment of the Optional Redemption Amount pursuant to Section 6(b) of the Debentures, which in such instance, no further payments pursuant to Section 4(a) of this Agreement shall be due and payable to the Purchaser.

(b) Issuance of Warrants. On the Effective Date, the Company shall issue to ASOOM a warrant to purchase 69,240 shares of the Company’s Common Stock and issue to ASOP a warrant to purchase 180,760 shares of the Company’s Common Stock (each, as the same may be amended, amended and restated or otherwise modified from time to time, a “Warrant”, and collectively, the “Warrants”). Each such Warrant shall, among other things, (i) be exercisable at an exercise price of $2.00 per share of Common Stock; and (ii) be substantially in the form of Exhibit B attached hereto.

(c) Registration.

(i) Mandatory Registration. The Company shall, no later than five (5) Business Days (as defined in the Debentures) following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Filing Deadline”), file with the Commission (as defined in the Debentures) a registration statement (the “Registration Statement”) covering (i) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (ii) the 185,771 shares of Common Stock issued to the Purchasers on December 31, 2025 as consideration for the exchange and termination of common stock purchase warrants previously issued to the Purchasers (the “Exchange Shares”), so as to permit the resale of such securities by the Purchasers at then-prevailing market prices (and not fixed prices), subject to the aggregate number of authorized share capital of the Company’s shares of Common Stock then available for issuance in its Organizational Documents (as defined in the Debentures). The Purchasers and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the Commission, and the Company shall give due consideration to all reasonable comments; provided, however that if such comments are not provided within two (2) days, then the Filing Deadline and Registration Statement Effectiveness Date (as defined below) shall be extended by the number of days from the date the Registration Statement is received by Purchasers until it or its counsel provides comments. The Purchasers shall furnish all information reasonably requested by the Company for inclusion therein.

(ii) Effectiveness. The Company shall use commercially reasonable efforts to have the Registration Statement and any amendment declared effective by the Commission no later than the  sixtieth (60th) calendar day following the filing thereof (or, in the event of a “full review” by the Commission, no later than the ninetieth (90th) calendar day following the filing thereof) (the “Registration Statement Effectiveness Date”); provided, however, that if such Registration Statement Effectiveness Date falls on a day that is not a Trading Day (as defined in the Debentures), then the Registration Statement Effectiveness Date shall be the next succeeding Trading Day.

(iii) The Company shall keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act (as defined in the Debentures) and available for the resale by the Investors of all of the Warrant Shares and Exchange Shares covered thereby at all times until the date on which the Purchasers shall have resold all the Warrant Shares and Exchange Shares covered thereby (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. In the event that the Registration Statement becomes stale, the Company shall immediately file one or more post-effective amendments to obtain an effective Registration Statement.

(iv) The Company shall, as required by applicable securities regulations, from time to time file (in each case, at the earliest possible date) with the Commission, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Warrant Shares and Exchange Shares under the Registration Statement. The Company shall file such initial prospectus covering each Purchaser’s sale of the Warrant Shares and Exchange Shares on the same date that the Registration Statement is declared effective by the Commission. The Purchasers and their counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the Commission, and the Company shall give due consideration to all such comments. Each Purchaser shall use its reasonable best efforts to comment upon such Registration Statement or prospectus within two (2) Business Days from the date the Purchaser receives the final pre-filing version of such prospectus.

(v) In respect of such registration obligation of the Company set forth in this Section 4(c), the provisions of Articles 5, 7, 8 and 9 of the Registration Rights Agreement (as defined in the Purchase Agreement) are hereby incorporated by reference, mutatis mutandis, as if set forth herein, and the Warrant Shares and the Exchange Shares shall be deemed to be “Registrable Securities” for purposes of the Registration Rights Agreement.

5. Power, Authority and Enforceability. Each of the Parties represents and warrants that: (a) it has full power, authority and legal right to execute, deliver and perform its respective obligations under this Agreement; (b) no additional consent or approval of partners, managers, directors, or other authority is required as a condition to the validity or performance of any of the obligations of such party under this Agreement; (c) it is the lawful owner of all claims and rights being granted or relinquished by such party under this Agreement and such rights are valid and have not been assigned, in whole or in part; (d) upon its execution and delivery, this Agreement will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms; (e) each person executing this Agreement on behalf of the party has been duly authorized to do so by all necessary action; and (f) its execution and delivery of this Agreement is not the result of any duress or undue influence.

6. Benefit of Counsel and Informed Review. Each of the Parties acknowledges and represents that: (a) it has read, understands and assents to the provisions of this Agreement; (b) it has received legal advice from counsel of its own selection regarding this Agreement, which advice may include from its own in-house counsel; (c) it fully understands the facts and has been fully informed as to its legal rights and obligations under this Agreement; and (d) it is entering into and signing this Agreement knowingly, freely, and voluntarily, after having received such legal advice and with such knowledge.

7. Execution of Further Documents; Form 8-K. Each Party agrees to execute and deliver any and all further documents and instruments, and shall do all acts, as any Party may reasonably request, that may be necessary or appropriate to fully implement the provisions of this Agreement. Further to the foregoing, no later than four (4) Business Days following the Effective Date, the Company shall cause to be filed with the Securities Exchange Commission a Form 8-K publicly disclosing the Company’s entrance into this Agreement and the material terms hereof.

8. Ratification. The Company hereby acknowledges, represents, warrants, and confirms to each Purchaser that: (i) each of the Transaction Documents executed by the Company, respectively, are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (ii) no oral representations, statements, or inducements have been made by a Purchaser, or any agent or representative of any Purchaser, with respect to the Purchase Agreement, this Agreement, or any other Transaction Documents.

9. Purchasers' Conduct. As of the date hereof, the Company hereby acknowledges and admits that: (i) each Purchaser has acted in good faith and has fulfilled and fully performed all of its obligations under or in connection with the Purchase Agreement, the Debentures, or any other Transaction Documents; and (ii) that there are no other promises, obligations, understandings or agreements with respect to this Agreement, the Purchase Agreement, the Debentures, or any other Transaction Documents, except as expressly set forth herein, or in the Purchase Agreement, the Debentures, and other Transaction Documents

10. Notices. All notices, requests, demands, and other communications provided for hereunder must be in writing and will be deemed to have been duly given and effective on the earliest of: (a) the date of transmission shown in a delivery confirmation report generated by the sender’s email system which indicates that delivery of the email to the recipient’s email address has been completed, if such notice or communication is sent via e-mail prior to 5:30 p.m. (New York City time) on any Business Day; (b) the next Business Day after the date of transmission shown in a delivery confirmation report generated by the sender’s email system which indicates that delivery of the email to the recipient’s email address has been completed, if such notice or communication is sent via e-mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day; (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given, addressed as follows:

If to the Company:	If to the Purchasers:

Reborn Coffee, Inc.	405 Lexington Avenue, 59th Floor
580 N. Berry Street	New York, NY 10174
Brea, CA 92821	Attention: Yoav Stramer, Director
Attention: Jay Kim	Email: ystramer@arenaco.com
Email: jay@reborncoffee.com

11. Governing Law; Submission to Jurisdiction; Waivers. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Party hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12. Miscellaneous. This Agreement constitutes the entire agreement concerning its subject matter and supersedes all prior or contemporaneous representations or agreements not contained herein concerning the subject matter of this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had not been contained herein. If any term or provision of the Purchase Agreement, the Debentures or the Registration Rights Agreement is inconsistent with or contrary to a term or provision of this Agreement, the term or provision of this Agreement shall control. No waiver, modification, or amendment of the terms of this Agreement shall be valid or binding unless made in writing and signed by the Party against whom or which enforcement of the waiver, modification, or amendment is sought, and then only to the extent as set forth in such written waiver, modification, or amendment. The Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, shall be required for a Purchaser to assign its rights hereunder to any Person that is not one of its “affiliates”, as that term is defined under the Exchange Act. This Agreement and the documents executed in connection herewith shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, and assigns. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Agreement. This Agreement may be executed in separate counterparts which, together, shall constitute one and the same fully executed agreement. Copies of signatures, transmitted electronically, shall be sufficient to render this Agreement effective and binding on the parties.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

REBORN COFFEE, INC.

By:	/s/ Jay Kim
	Name:	Jay Kim
	Title:	Co-Chief Executive Officer

ARENA SPECIAL OPPORTUNITIES PARTNERS III, LP

By:	/s/ Matthew Skurbe
	Name:	Matthew Skurbe
	Title:	CFO

ARENA SPECIAL OPPORTUNITIES (OFFSHORE) MASTER II, LP

By:	/s/ Matthew Skurbe
	Name:	Matthew Skurbe
	Title:	CFO

[Signature Page to Forbearance Agreement]